Exhibit 99(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

   Ohio National Fund, Inc.:

We consent to the use of our report dated February 25, 2019, with respect to ON Equity Portfolio, ON Bond Portfolio, ON BlackRock Balanced Allocation Portfolio (formerly ON Omni Portfolio), ON International Equity Portfolio, ON Foreign Portfolio, ON Capital Appreciation Portfolio, ON Janus Henderson Forty Portfolio, ON Janus Henderson Venture Portfolio, ON Janus Henderson Enterprise Portfolio, ON ClearBridge Small Cap Portfolio, ON S&P 500 Index Portfolio, ON Federated High Income Bond Portfolio, ON Federated Strategic Value Dividend Portfolio, ON Nasdaq -100 Index Portfolio, ON BlackRock Advantage Large Cap Core Portfolio (formerly ON Bristol Portfolio), ON BlackRock Advantage Small Cap Growth Portfolio (formerly ON Bryton Growth Portfolio), ON ICON Balanced Portfolio, ON S&P MidCap 400 Index Portfolio, ON BlackRock Advantage Large Cap Growth Portfolio (formerly ON Bristol Growth Portfolio), ON Risk Managed Balanced Portfolio, ON Conservative Model Portfolio, ON Moderately Conservative Model Portfolio, ON Balanced Model Portfolio, ON Moderate Growth Model Portfolio and ON Growth Model Portfolio (each a Portfolio and collectively, the Portfolios of the Ohio National Fund, Inc.) incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

April 25, 2019